SCHEDULE 14A

                            (Rule 14a-101)

                INFORMATION REQUIRED IN PROXY STATEMENT

                       SCHEDULE 14a INFORMATION

      Proxy Statement Pursuant to Section 14(a) of the Securities
               Exchange Act of 1934 (Amendment No.    )

  Filed by the registrant  [ X ]

  Filed by a party other than the registrant [   ]

  Check the appropriate box:

  [ X ]   Preliminary proxy statement

  [    ]  Definitive proxy statement

  [    ]  Definitive additional materials

  [    ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                  SOUTH ALABAMA BANCORPORATION, INC.

              __________________________________________

             (Name of Registrant as Specified in its Charter)

                                  N/A
     -------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than Registrant)


Payment of filing fee (Check the appropriate box):


[ X ]     No fee required

[   ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.

(1)       Title of each class of securities to which transaction applies:


(2)       Aggregate number of securities to which transaction applies:


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


(4)       Proposed maximum aggregate value of transaction:


(5)       Total fee paid:


[   ]     Fee paid previously with preliminary materials.
[   ]     Check box if any party of the fee is offset as provided by Exchange
          Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)       Amount previously paid:


(2)       Form, schedule or registration statement no.:


(3)       Filing party:


(4)       Date filed:


South Alabama Bancorporation, Inc.
Post Office Box 3067
Mobile, Alabama 36652
Telephone 334/431-7800

     F. MICHAEL JOHNSON
     CHIEF FINANCIAL OFFICER
     AND SECRETARY








To the Stockholders of
South Alabama Bancorporation, Inc.

     NOTICE IS HEREBY GIVEN that, pursuant to call of its Directors, the Annual Meeting of the Stockholders of South Alabama Bancorporation, Inc. will be held at 100 St. Joseph Street, Mobile, Alabama, on May 13, 1999, at 10:00 a.m., C.D.T., for the purpose of considering and voting upon the following matters:

     1. Election of Directors. Election as directors of the nineteen nominees named in the enclosed Proxy Statement.

     2. Amendment of Articles of Incorporation to Increase the Authorized Shares of Common Stock. Amendment of the company's Articles of Incorporation to increase the number of authorized shares of Common Stock, $.01 par, to 20,000,000.
     3. Amendment of the 1993 Incentive Compensation Plan. Amendment of the company's 1993 Incentive Compensation Plan to increase the number of shares of Common Stock reserved for issuance under the plan from 300,000 shares to 450,000 shares.

     4. Other Business. Transaction of such other business as may be brought before the meeting or any adjournment thereof. Management currently knows of no other business to be presented.

     Only those stockholders of record at the close of business on March 24, 1999, shall be entitled to notice of and to vote at the meeting.

     We hope very much that you will attend the meeting, but, whether you plan to attend or not, we would appreciate your signing and returning the enclosed Proxy. Should you attend the meeting in person, the Proxy can be revoked at your request.

     Management sincerely appreciates your support and cooperation, and we earnestly solicit your continued help during 1999.

          By Order of the Board of Directors,


                                   F. Michael Johnson
                                   Chief Financial Officer
                                   and Secretary

NOTICE: YOUR PROXY FORM AND RETURN ENVELOPE ARE INSIDE THIS ENVELOPE.

SOUTH ALABAMA BANCORPORATION, INC.
100 St. Joseph Street, Mobile, Alabama 36602
PROXY STATEMENT
Annual Meeting, May 13, 1999, 10:00 a.m., C.D.T.

     This Proxy Statement and the enclosed Proxy are being mailed on April 13, 1999, to stockholders of South Alabama Bancorporation, Inc. ("South Alabama") in connection with the solicitation of proxies by the Board of Directors of South Alabama for use at the Meeting of Stockholders on May 13, 1999, and any adjournment thereof.

     South Alabama is the parent company and owner of 100% of the stock of South Alabama Bank, formerly The Bank of Mobile (the "Mobile Bank"), headquartered in Mobile, Alabama, First National Bank, Brewton (the "Brewton Bank"), located in Brewton, Alabama, The Monroe County Bank (the "Monroeville Bank"), headquartered in Monroeville, Alabama, South Alabama Trust Company, Inc. (the "Trust Company"), headquartered in Mobile, Alabama and The Commercial Bank of Demopolis (the "Demopolis Bank"), headquartered in Demopolis, Alabama.

PROPOSED MERGER WITH SWEET WATER STATE BANCSHARES

       On October 26, 1998 South Alabama entered into an agreement in principle with Sweet Water State Bancshares, Inc. ("Sweet Water"), the parent corporation of Sweet Water State Bank, to merge Sweet Water with and into South Alabama whereupon Sweet Water State Bank will become a wholly owned subsidiary of South Alabama. Holders of Sweet Water common stock will receive
14.17 shares of South Alabama common stock in exchange for each share of Sweet Water stock which they hold at the time of the merger, assuming the market value of a share of South Alabama's stock immediately prior to the merger is from $13.00 to $17.00. If the market value of South Alabama stock at the time of the merger is above $17.00 or below $13.00, the exchange ratio will vary in accordance with a predetermined formula. The merger is subject to approval by various regulatory agencies and by the stockholders of Sweet Water.

VOTING SECURITIES

     South Alabama's only class of stock outstanding is its Common Stock, $.01 par. All stockholders of record at the close of business March 24, 1999, will be entitled to vote their shares on any matter brought before the meeting. The number of shares of South Alabama Common Stock outstanding on March 24, 1999, was 7,729,425. Each share is entitled to one vote. Cumulative voting is not permitted in the election of directors.

Security Ownership of Directors,
Nominees, 5% Stockholders and Officers

     The only person known to beneficially own more than 5% of South Alabama's outstanding Common Stock is Thomas E. McMillan, Jr. The tabulation below reflects the number of shares beneficially owned by (i) Thomas E. McMillan, Jr.; (ii) each director and nominee of South Alabama; (iii) the executive officers named in the Summary Compensation Table; and (iv) the directors and officers of South Alabama as a group.

                              Number of Shares and Nature of
                              Beneficial Ownership as of March 24, 1999(1)

                                      Voting/Investment Power                    Percentage
Name of Beneficial Owner or Group                                                of Total
(and Address of 5% Stockholders)     Sole          Shared         Aggregate      Outstanding(2)

Thomas E. McMillan, Jr(3)            103,805(4)    309,459(5)     413,264        5.34%
(P.O. Box 809, Brewton, AL 36427)
John B. Barnett, III                 113,568       63,980(6)      177,548        2.29
Stephen G. Crawford                   84,000       39,950(7)      123,950        1.60
Haniel F. Croft                       13,743(8)         0          13,743         .17
David C. De Laney                     19,500       29,550(9)       49,050         .63
Lowell J. Friedman                   110,299        3,000(10)     113,299        1.46
Broox G. Garrett, Jr. (11)             6,541       81,029(12)      87,570        1.13
W. Dwight Harrigan                   188,250       30,000(13)     218,250        2.82
James P. Hayes, Jr .                   5,115       37,618(14)      42,733         .55
Clifton C. Inge (15)                  37,950            0          37,950         .49
W. Bibb Lamar, Jr .                   79,357(16)    1,342(17)      80,699        1.02
Richard S. Manley                     23,310            0          23,310         .30
Kenneth R. McCartha                    3,000            0           3,000         .03
J. Richard Miller, III (18)          167,913(19)    3,750(20)     171,663        2.22
Harris V. Morrissette(15)             15,804            0          15,804         .20
J. Stephen Nelson                     43,921(21)      592(22)      44,513         .56
Paul D. Owens, Jr.(3)                 71,092      240,880(23)     311,972        4.03
Earl H. Weaver (11)(18)               59,421       49,788(24)     109,209        2.46
A.G. Westbrook                        16,356       30,338(25)      46,694         .60

All directors and officers of
of South Alabama as a
group (23 persons)                 1,233,360      748,842       1,982,202(26)   25.16%

     (1) The number of shares reflected encompasses shares that, under applicable regulations, are deemed to be beneficially owned. Shares deemed to be beneficially owned, under those regulations, include shares as to which, through any contract, relationship, arrangement, understanding, or otherwise, either voting power or investment power is held or shared directly or indirectly. Shares deemed to be beneficially owned also include shares which may be acquired within sixty days. The total number of shares beneficially owned is broken down, when applicable, into the following two categories: (i) shares as to which voting power/investment power is held solely; and (ii) shares as to which voting power/investment power is shared. The percentage calculation is based on the aggregate number of shares beneficially owned.

     (2) The percentage calculations for Mr. Nelson, Mr. Lamar and Mr. Croft assume that all 106,038 shares subject to their exercisable outstanding options at March 24, 1999, were outstanding. The percentage calculation for all directors and officers of South Alabama, as a group, assumes that all 146,538 shares subject to exercisable outstanding options at March 24, 1999, were outstanding.

     (3) Mr. McMillan and Mr. Owens are brothers-in-law.

     (4) Includes 44,400 shares owned by Thomas, Ltd., a limited partnership.
Mr. McMillan is managing general partner of the partnership.

     (5) Includes 172,434 shares owned by McMillan, Ltd., a limited partnership of which Mr. McMillan is a managing partner, and 108,054 shares and 28,971 shares owned by Mr. McMillan as co-trustee under the wills of his grandmother and grandfather, respectively.

     (6) Includes 9,232 shares owned by Mr. Barnett's wife and 54,748 shares held by Mr. Barnett as co-trustee of three separate irrevocable trusts for his three children. Mr. Barnett disclaims beneficial ownership of these shares.

     (7) Includes 32,500 shares owned by the trustee of Mr. Crawford's self-directed subaccount of his law firm's retirement plan. The figure also includes the following shares as to which Mr. Crawford disclaims any actual beneficial ownership: 4,500 shares owned by Mr. Crawford as trustee for two of his children; 1,700 shares owned by his wife; and 1,250 shares owned by his wife as custodian for two of his children under the Uniform Transfers to Minors Act.

     (8) Includes 10,500 shares subject to purchase within 60 days pursuant to options granted to Mr. Croft, as to which he would have sole voting and investment power.

     (9) All such shares are owned by the trustee of Mr. De Laney's employer's retirement plan. Mr. De Laney may be deemed to share voting and investment power with respect to those shares.

     (10) Includes 3,000 shares owned by Mr. Friedman's wife, as to which shares he may be deemed to share voting and investment power.

     (11) Mr. Garrett and Mr. Weaver are first cousins.

     (12) Includes 4,070 shares owned by Mr. Garrett as custodian for two children under the Alabama Uniform Transfers to Minors Act, 67,233 shares owned by him as trustee of the Broox G. Garrett Family Trust and 9,726 shares owned jointly with his wife.

     (13) All such shares are owned by Mr. Harrigan's wife as trustee of two separate trusts of which Mr. Harrigan's children are the beneficiaries. Mr.
Harrigan may be deemed to share voting and investment power with respect to those shares.

     (14) All such shares are owned by Mr. Hayes as co-trustee of the Elizabeth Brannon Hayes Marital Trust.

     (15) Mr. Inge is Mr. Morrissette's uncle.

     (16) Includes 54,000 shares subject to purchase within 60 days pursuant to options granted to Mr. Lamar, as to which he would have sole voting and investment power.

     (17) Includes 1,125 shares owned by Mr. Lamar as custodian under the Uniform Transfers to Minors Act and 217 shares owned by his wife through her self-directed IRA account.

        (18) Mr. Miller is Mr. Weaver's wife's first cousin.

     (19) Includes 167,178 shares owned by Miller Investments, a general partnership. Mr. Miller is Managing Partner of the partnership.

     (20) All such shares are owned by Mr. Miller as trustee of two separate trusts of which Mr. Miller's children are the beneficiaries.

     (21) Includes 41,538 shares subject to purchase within 60 days pursuant to options granted to Mr. Nelson, as to which he would have sole voting and investment power.

       (22) All such shares are owned by Mr. Nelson's wife.

     (23) Includes 172,434 shares owned by McMillan, Ltd., a limited partnership of which Mr. Owens is a managing partner, 53,100 shares owned as trustee of two revocable management trusts for his daughters, 6,264 shares owned jointly with his wife and 9,082 shares owned by his wife.

     (24) Includes 41,547 shares owned by Mr. Weaver's wife as to which Mr.
Weaver disclaims any actual beneficial ownership and 8,241 shares owned jointly with his wife.

     (25) Includes 7,063 shares owned by Mr. Westbrook's wife as to which Mr.
Westbrook disclaims any actual beneficial ownership and 23,275 shares owned jointly with his wife.

      (26) Includes 146,538 shares subject to purchase within 60 days pursuant to options granted to officers of South Alabama, as to which they would have sole voting and investment power.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires that South Alabama's directors and executive officers, and persons who own more than ten percent of South Alabama's common stock, file with the Securities and Exchange Commission reports relating to their ownership and changes in ownership of common stock and other equity securities of South Alabama. Management believes, based solely upon information furnished to South Alabama and written representations that no other reports were required, that all persons subject to the reporting requirements of Section 16(a) during 1998 filed the reports on a timely basis.


ELECTION OF DIRECTORS

Number and Term

     The Bylaws of South Alabama provide that the number of directors to be elected at the Annual Meeting will be fixed by resolution of the Board of Directors. The Board has adopted a resolution fixing at nineteen the number of directors to be elected at the 1999 Annual Meeting. The directors so elected will serve a term of one year.

Nominees

     The persons named below are the Board's nominees for election as directors, and each has agreed to serve if elected. All nominees are members of the current South Alabama Board of Directors.

John B. Barnett, III
     A South Alabama director since 1996

Mr. Barnett, age 46, has been Executive Vice President since 1996 of South Alabama, Chairman since 1994, and a director since 1983, of the Monroeville Bank and a director since 1998 of the Trust Company. Mr. Barnett is a member of the law firm of Barnett, Bugg, Lee & Holzborn, L.L.C., Monroeville, Alabama, and has practiced law since 1983. From 1989 to 1994 Mr. Barnett was Vice Chairman of the Monroeville Bank. From 1983 until its merger with South Alabama, Mr. Barnett served as Vice President and a director of the Monroeville Bank's holding company.

Stephen G. Crawford
     A South Alabama director since 1985

Mr. Crawford, age 59, a member of the law firm Hand Arendall, L.L.C., Mobile, Alabama, has practiced law since 1964. Mr. Crawford has been a director of the Mobile Bank since 1986 and a director since 1998 of the Trust Company.

Haniel F. Croft
     A South Alabama director since 1996

     Mr. Croft, age 58, has been President since 1979, Chief Executive Officer since 1988, and a director since 1972, of the Monroeville Bank. From 1982 until its merger with South Alabama, Mr. Croft served as Vice President and a director of the Monroeville Bank's holding company.

David C. De Laney
     A South Alabama director since 1985

     Mr. De Laney, age 51, is President of First Small Business Investment Company of Alabama, Mobile, Alabama, a position he has held since 1978. Mr. De Laney has been a director of the Mobile Bank since 1986.

Lowell J. Friedman
     A South Alabama director since 1986

     Mr. Friedman, age 69, has been President of Creola Investment Corporation, Mobile, Alabama, a land and timber holding company, since 1975. Mr. Friedman also directs personal investments in real estate and oil and gas properties. Mr. Friedman has been a director of the Mobile Bank since 1986.

Broox G. Garrett, Jr.
     A South Alabama director since 1993

     Mr. Garrett, age 50, is an attorney and partner in the law firm of Thompson, Garrett and Hines, L.L.P., Brewton, Alabama, where he has been employed since 1973. Mr. Garrett has been a director of the Brewton Bank since 1983 and a director of the Trust Company since 1998.

W. Dwight Harrigan
     A South Alabama director since 1997

     Mr. Harrigan, age 61, has alternated annually, since 1983, as President and Executive Vice President of Scotch Lumber Company, Fulton, Alabama. Mr. Harrigan has also served, since 1987, as Chairman of Harrigan Lumber Company, Monroeville, Alabama. Mr. Harrigan has been a director of the Mobile Bank since 1986.

James P. Hayes, Jr.
     A South Alabama director since 1993

     Mr. Hayes, age 51, is Revenue Commissioner for the State of Alabama, a position he has held since 1999. Mr. Hayes is also a financial consultant and has served as President of J.P. Hayes & Company, Inc., Birmingham, Alabama, since 1985. Mr. Hayes has served since 1985 as a director of the Brewton Bank.

Clifton C. Inge
     A South Alabama director since 1985

Mr. Inge, age 62, has been Chairman of the Board since 1991 of Willis Corroon Corporation of Mobile, Mobile, Alabama, a subsidiary of Willis Corroon Group PLC, insurance brokers. Mr. Inge has been a director of the Mobile Bank since 1986 and a director of the Trust Company since 1998.

W. Bibb Lamar, Jr.
     A South Alabama director since 1989

Mr. Lamar, age 55, has been President, Chief Executive Officer and a director of South Alabama since 1989 and Chairman since 1998, Chief Executive Officer and a director since 1989 of the Mobile Bank. Mr. Lamar has also been a director of the Trust Company since 1998. Mr. Lamar served as President of the Mobile Bank from 1989-1998.

Richard S. Manley
A South Alabama director since 1999

     Mr. Manley, age 66, is a partner in the law firm of Manley, Traeger, Perry & Stapp, Attorneys, Demopolis, Alabama, where he has practiced law since 1958. Mr. Manley has served as a director of the Demopolis Bank since
1985.

Kenneth R. McCartha
     A South Alabama director since 1997

     Mr. McCartha, age 61, retired in 1996 as Superintendent of Banks, State of Alabama Banking Department, a position he held by gubernatorial appointment from 1993 until his retirement.

Thomas E. McMillan, Jr.
     A South Alabama director since 1985

     Mr. McMillan, age 50, has been President of the general partner of Smackco, Ltd., Brewton, Alabama, a limited partnership engaged in oil and gas development, since 1974. Mr. McMillan has been a director of the Brewton Bank since 1977.

J. Richard Miller, III
     A South Alabama director since 1991

     Mr. Miller, age 52, has been managing partner since 1992 of Miller Investments, a Brewton, Alabama partnership engaged in private investments. Mr. Miller has been a director of the Brewton Bank since 1990 and a director of the Mobile Bank since 1991.

Harris V. Morrissette
     A South Alabama director since 1997

     Mr. Morrissette, age 39, has been president of Marshall Biscuit Company, Inc., Mobile, Alabama, since 1994 and has also served as Chairman of Azalea Aviation, Inc. since 1993. Mr. Morrissette has been a director of the Mobile Bank since 1990.

J. Stephen Nelson
     A South Alabama director since 1993

          Mr. Nelson, age 61, has been Chairman since 1993 of South Alabama and Chairman, since 1993, and a director, since 1979, of the Brewton Bank and has also been a director of the Trust Company since 1998. Mr. Nelson served as Chief Executive Officer of the Brewton Bank from 1984-1998.

Paul D. Owens, Jr.
     A South Alabama director since 1997

     Mr. Owens, age 53, is an attorney in the private practice of law in Brewton, Alabama, where he has practiced since 1970. Mr. Owens has been a director of the Mobile Bank since 1986.

Earl H. Weaver
     A South Alabama director since 1993

     Mr. Weaver, age 60, has been the sole proprietor of Earl H. Weaver Management Services, a timber, oil, gas and general management concern, since 1979. Mr. Weaver has served since 1981 as a director of the Brewton Bank and since 1998 as a director of the Trust Company.

A.G. Westbrook
     A South Alabama director since 1999

     Mr. Westbrook, age 69, has been Chairman of the Demopolis Bank since 1977 and a director since 1968. Mr. Westbrook served as President and Chief Executive Officer of the Demopolis Bank from 1969-1995.



     Although the Board of Directors does not contemplate that any nominee named on pages 5-7 will be unavailable for election, if vacancies occur unexpectedly, the shares covered by the Proxy will be voted for the Board's substitute nominees, if any, or in such other manner as the Board of Directors deems advisable.

     The Bylaws of South Alabama permit the Board of Directors, between annual meetings of stockholders, to increase the membership of the Board and to fill any position so created and any vacancy otherwise occurring. Any new director so elected holds office until the next annual stockholders' meeting.


DIRECTOR COMMITTEES AND ATTENDANCE

     The South Alabama Board of Directors held six meetings during 1998. The Board has the following standing committees: Executive, Audit and Personnel/Compensation. The Executive Committee (whose members presently are Messrs. Barnett, Crawford, Friedman, Lamar, McMillan, Miller, Nelson and Weaver) between meetings of the Board may exercise all powers of the Board except as limited by the Bylaws. Actions taken by the Executive Committee are subject to ratification by the Board at its next regular meeting. The committee had one meeting in 1998.

         The Audit Committee (whose members presently are Messrs. De Laney, Friedman and Garrett) reviews the scope and plan of internal and external audits, audit results and the adequacy of internal accounting controls and makes recommendations to the Board on the appointment of outside accountants. The committee held one meeting in 1998. The Personnel/Compensation Committee (whose members presently are Messrs. Crawford, Hayes, Inge and McMillan) sets compensation for officers of South Alabama and certain officers of its subsidiaries and reviews guidelines within which the subsidiary boards of directors fix compensation. The committee held two meetings in 1998. During 1998, director Harrigan attended fewer than 75% of the total number of meetings of the Board of Directors of South Alabama and meetings of committees of which he was a member.

     Each subsidiary has standing committees composed of directors from their respective Boards. The Mobile Bank, Brewton Bank, Monroeville Bank and Demopolis Bank all have a Finance (or Loan), Audit and Personnel (or Salary) Committee. In addition, the Mobile Bank and the Brewton Bank have Directors Nominating Committees, the Mobile Bank has an Executive Committee, and the Trust Company has a Trust Audit Committee.

EXECUTIVE COMPENSATION

Compensation

     The table below reflects annual compensation for W. Bibb Lamar, Jr., J. Stephen Nelson, Haniel F. Croft and W. Gaillard Bixler for services rendered in 1998, 1997 and 1996 to South Alabama, the Mobile Bank, the Monroeville Bank and the Brewton Bank.

                                     SUMMARY COMPENSATION TABLE
                                     Annual Compensation(1)                 Long Term Compensation
                                                                        Awards
                                                                        Shares Underlying     All Other
Name and Principal Position     Year     Salary($)(2)     Bonus($)(3)   Options/SARs(4)       Compensation($)(5)

W. Bibb Lamar, Jr.              1998     $141,000         $35,000       11,250                $5,025
  CEO, President and Director,  1997     $132,500         $35,000        7,500
  South Alabama; CEO, Chairman  1996     $125,000         $30,000        7,500
  and Director, Mobile Bank;
  Director, Trust Company

J. Stephen Nelson               1998     $133,600         $25,000        7,500                $4,976
  Chairman and Director,        1997     $122,000         $25,000        7,500                $6,570
  South Alabama; Chairman and   1996     $118,600         $22,000        7,500                $6,742
  Director, Brewton Bank;
  Director, Trust Company

Haniel F. Croft                 1998     $126,000         $12,096        3,000                $4,178
  Director, South Alabama;      1997     $122,400         $ 7,013        7,500                $7,470
  CEO, President and Director,  1996     $121,600(6)      $ 6,068                             $7,466
  Monroeville Bank

W. Gaillard Bixler              1998     $ 94,617         $13,393        3,000                $3,356
  EVP and COO, South Alabama;   1997     $ 88,471         $12,254        3,000                $6,570
  CEO, President and Director,  1996     $ 82,270         $11,307        3,000                $6,742
  Brewton Bank

(1) Although Messrs. Lamar, Nelson, Croft and Bixler received perquisites and other personal benefits in the years shown, the value of these benefits did not exceed in the aggregate the lesser of $50,000 or 10% of their salary and bonus in any year.
(2) Includes for Mr. Nelson and Mr. Bixler in the years 1997 and 1996 both salary and $3,600 in director's fees paid by the Brewton Bank.
(3) Represents amounts paid by South Alabama for Mr. Lamar and Mr. Nelson, the Brewton Bank Incentive Compensation Plan for Mr. Bixler and the Monroeville
Bank Performance Compensation Plan for Mr. Croft.
(4) All stock options shown have been adjusted for the 3 for 2 stock split.
(5) Represents employer contributions to the South Alabama Profit Sharing Plan for all officers listed in 1998; in 1997 and 1996, represents employer contibutions to the Brewton Bank Profit Sharing Plan for Mr. Nelson and Mr.
Bixler and the Monroeville Bank Profit Sharing Plan for Mr. Croft.
(6) Includes $20,400 paid for services to South Alabama from the date of the merger of the Monroeville Bank's holding company with South Alabama.
Stock Options

     The following table sets forth the grant of stock options during 1998 to Mr. Lamar, Mr. Nelson, Mr. Croft and Mr. Bixler. All stock options shown have been adjusted for the 3 for 2 stock split paid in June 1998.

                    OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     Potential
                      Number of      % of Total                                      Realizable Value
                      Shares         Options/SARs                                    Assuming Rates of
                      Underlying     Granted to        Exercise                      Stock Price
                      Options/SARs   Employees         or Base         Expiration    Appreciation(1)
Name                  Granted        in Fiscal Year    Price ($/Sh)    Date          5%          10%
W. Bibb Lamar, Jr.    11,250(2)      22.84%            $15.7917        01/07/08      $132,497    $362,129
J. Stephen Nelson      7,500(2)      15.22%            $15.7917        01/07/08      $ 88,330    $241,418
Haniel F. Croft        3,000(2)       6.09%            $15.7917        01/07/08      $ 35,331    $ 96,564
W. Gaillard Bixler     3,000(2)       6.09%            $15.7917        01/07/08      $ 35,331    $ 96,564


(1) Calculated by comparing the exercise price of such options and the market value of the shares of common stock subject to such options, assuming the market price of such shares increases by 5% and 10%, respectively, over the term of the options.
(2) Incentive Stock Options which became exercisable on January 7, 1999.

     The following table includes information with respect to unexercised options held by Mr. Lamar, Mr. Nelson, Mr. Croft and Mr. Bixler. All options shown have been adjusted for the 3 for 2 stock split.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

                         Number of Shares Underlying         Value of Unexercised
                         Unexercised Options/SARs Held At    In-the-Money Options/SARs At
                         December 31, 1998 (#)               December 31, 1998 ($)(1)

Name                     Exercisable     Unexercisable       Exercisable     Unexercisable

W. Bibb Lamar, Jr .       7,500          11,250              $ 48,126        $(6,094)
                          7,500                              $ 46,875
                          7,500                              $ 49,375
                          9,000                              $ 59,250
                         11,250                              $101,054

J. Stephen Nelson         7,500           7,500              $ 48,126        $(4,062)
                          7,500                              $ 46,875
                          7,500                              $ 49,375
                         11,538                              $ 75,958

Haniel F. Croft           7,500           3,000              $ 48,126        $(1,625)

W. Gaillard Bixler        3,000           3,000              $ 19,251        $(1,625)
                          3,000                              $ 18,750
                          4,500                              $ 29,625
                          7,500                              $ 49,375

(1) Based on the average of the closing bid and ask prices quoted in the NASDAQ inter-dealer system on December 31, 1998, minus the exercise price.

Pension Plans

       South Alabama maintains a pension plan and certain other long-term compensation plans, as described below.

     The following table reflects estimated annual benefits payable under the Retirement Plan for Employees of South Alabama (the "South Alabama Plan") in effect as of December 31, 1998 at various salary and years of service levels, assuming retirement at age 65.

PENSION PLAN TABLE

Compensation                Years of Credited Service

                      10         15         20         25         30         35

       25,000      2,500      3,750      5,000      6,250      7,500      8,750
       50,000      5,000      7,500     10,000     12,500     15,000     17,500
       75,000      7,500     11,250     15,000     18,750     22,500     26,250
      100,000     10,000     15,000     20,000     25,000     30,000     35,000
      125,000     12,500     18,750     25,000     31,250     37,500     43,750
      150,000     15,000     22,500     30,000     37,500     45,000     52,500
      175,000*    15,000     22,500     30,000     37,500     45,000     52,500

*Maximum Compensation for 1998 under IRC 401(a)(17) is $160,000.

     The amounts reflected are single life benefits computed under the South Alabama Plan's basic formula. The South Alabama Plan provides generally for a monthly benefit commencing at age 65 equal to 1% of the employee's average monthly base compensation during the highest 5 consecutive calendar years out of the 10 calendar years preceding retirement, multiplied by years of credited service, not to exceed 40 years. Alternative plan formulas which may apply to certain participants who participated in predecessor pension plans, might produce a greater benefit in some situations. Joint and survivor benefits would be less. Social Security benefits do not affect payments made under the South Alabama Plan. As of December 31, 1998, Mr. Lamar was credited with 10 years of service, Mr. Nelson was credited with 19 years of service, Mr. Croft was credited with 29 years of service and Mr. Bixler was credited with 10 years of service.

     The Mobile Bank. The Mobile Bank maintains an unfunded and unsecured Supplemental Retirement Plan (the "Supplemental Plan") designed to supplement the benefits payable under the South Alabama Plan for certain key employees selected by the Mobile Bank's Board of Directors. Each participant was a participant in a pension plan of another bank prior to his employment by the Mobile Bank, and the Supplemental Plan is designed to afford the participant the same pension he would receive under the South Alabama Plan if he were given years-of-service credit as if he were employed by the Mobile Bank his entire banking career, reduced by benefits actually payable to him under the South Alabama Plan and any retirement benefit payable to him under any such plan of another bank. Benefits for total and permanent disability are supplemented in the same manner.

     Because the Supplemental Plan is intended to complement benefits otherwise available to the participants, the exact amounts to be paid, if any, to any participant, including Mr. Lamar, cannot be determined until retirement or disability. Management of the Mobile Bank does not believe any current expense and any liabilities associated with the Supplemental Plan are material.

     Savings and Profit Sharing Plan.   South Alabama maintains the South
Alabama Bancorporation Savings & Profit Sharing Plan.   Subject to certain
employment and vesting requirements, all South Alabama personnel are permitted to participate in the plan. An eligible employee may defer up to 10% of his or her pay into the plan. The employer makes a matching contribution as follows: $1.00 for $1.00 on the first 2%, $0.75 for $1.00 on the next 2% and $0.50 for $1.00 on the next 2%. If an employee defers 6% of pay, that employee would receive a 4.5% matching contribution. At the beginning of each year the South Alabama Board of Directors sets the profit sharing goal and at the end of the year the Board of Directors determines the amount of the profit sharing contribution to be made. The profit sharing contribution is allocated to each eligible employee based on an individual compensation to total participant compensation ratio.

     The Demopolis Bank. The Demopolis Bank maintains The Commercial National Bank of Demopolis 401(k) Profit Sharing Plan. Subject to certain employment and vesting requirements, all Demopolis Bank personnel are permitted to participate. At the end of each year, the profit sharing contribution, determined by the Demopolis Bank Board of Directors, is allocated among the profit sharing accounts of the eligible participants. Subject to the Actual Contribution Percentage limitations, the Demopolis Bank may make Employer Matching Contributions in an amount approved by the Board of Directors.
            Change in Control Compensation Agreements

     The Mobile Bank entered into a Change in Control Compensation Agreement with Mr. Lamar on November 14, 1995. The Brewton Bank entered into Change in Control Compensation Agreements with Mr. Nelson and Mr. Bixler on November 29, 1995. The Monroeville Bank entered into a Change in Control Compensation Agreement with Mr. Croft on March 31, 1997. These Change in Control Compensation Agreements (the "Agreements") provide that if Mr. Lamar, Mr. Nelson, Mr. Bixler or Mr. Croft, are terminated other than for "cause" (as defined), following a change in control, or if their assigned duties or responsibilities are diminished such that they are inconsistent with their present positions, they shall be entitled to receive a cash payment equal to three times their average annual earnings (as defined), in the case of Mr. Lamar and Mr. Nelson, two times average annual earnings in the case of Mr. Croft and one and one-half times average earnings in the case of Mr. Bixler. Certain other existing employee benefits may also be available to each of Mr. Lamar, Mr. Nelson, Mr. Croft and Mr. Bixler under terms of these Agreements for a period after termination of three years for Mr. Lamar and Mr. Nelson and eighteen months for Mr. Croft and Mr. Bixler. The Agreements automatically renew each calendar year unless terminated by the Mobile Bank, the Brewton Bank or the Monroeville Bank at least 90 days prior to any December 31.

Compensation of Directors

     South Alabama directors who are not officers are paid a $1,500 annual retainer, $400 for each Board meeting attended and $200 for each committee meeting attended.

Five Year Total Stockholder Return Comparison

     The following indexed graph compares South Alabama's five-year cumulative total stockholder return with the NASDAQ Market Index and with a published peer group industry index, prepared by Media General Financial Services, comprised of bank holding companies in the southeast regional section of the United States. The comparison assumes the investment of $100 on December 31, 1993, with dividends reinvested quarterly through December 31, 1998. Returns of each component issuer have been weighted according to that issuer's market capitalization.


Graph here

                                 1993        1994        1995        1996        1997        1998
SOUTH ALABAMA BANCORPORATION     $100     $106.14     $119.35     $118.62     $240.81     $225.27
MGFS SOUTHEAST REGIONAL BANKS     100       98.95      146.35      186.82      323.28      307.89
NASDAQ MARKET INDEX               100      104.99      136.18      169.23      207.00      291.96

Report of Personnel/Compensation Committee of the Board of Directors General Policies

     The Personnel/Compensation Committee of the Board of Directors of South Alabama (the "Committee") has responsibility for recommending to the Board the salaries and bonuses of all South Alabama officers. Additionally, the Committee has oversight responsibility with respect to the compensation of all other executive officers of South Alabama's subsidiaries. Other than South Alabama officers, all other salaries are set at the subsidiary level.

     The overall objectives of South Alabama's compensation program are to attract and retain the best possible banking talent, to motivate its officers to achieve the goals established in the business strategy, to recognize both individual contributions and overall business results and to link shareholder and executive interests through long term equity-based plans.

     Base Salary. Except as noted above, executive officer salaries are reviewed annually by the appropriate subsidiary personnel committee.
Individual salaries are set only after consideration of the officer's level of responsibility, experience and individual performance, and review of external competitive practices. In order to determine external competitive practices, the personnel committees review, and expect to continue to review, salary surveys conducted by independent compensation consulting firms. In establishing the base salaries for the executive officers, the personnel committ ees consider the results of such surveys, but may establish the base salary for executives above or below the averages indicated in those surveys. The amounts paid to the Chief Executive Officer and the Chairman of South Alabama, to the Chief Executive Officer and President of the Monroeville Bank and to the Chief Executive Officer and President of the Brewton Bank in 1998 are shown in the Summary Compensation Table under the heading "Annual Compensation-Salary."

     The Mobile Bank Bonus Plan. Based on individual and departmental performance and net income profitability goals, the Chief Executive Officer of the Mobile Bank recommends for consideration to the personnel committee of the Mobile Bank annual bonuses to officers. Consideration is given to the officer's level of responsibility and the judgment of the Mobile Bank's personnel committee of that officer's potential contribution to the overall performance of the Mobile Bank. In 1998 additional consideration was given to the effect a new savings and profit sharing plan had on officer compensation.

     The Brewton Bank Incentive Compensation Plan. Each year the Brewton Bank establishes a pool of funds equal to 15% of total officers' salaries. Based upon the performance of the Brewton Bank, the department and the individual, an officer can earn up to 15% of his or her base salary, payable in a lump sum after the close of the year. For each officer other than the top two executives of the Brewton Bank, the formula is based 40% on the Brewton Bank's achievement of required levels of return on assets, 40% on achievement of individual and departmental goals as established at the beginning of the year, and 20% on the results of the officer's annual review as conducted by his or her supervisor. Each of the two most highly ranked officers automatically receives the same percentage of his or her total available amount as the average for all other officers. The amount awarded to the Chief Executive Officer and President of the Brewton Bank under the Brewton Bank's Incentive C ompensation Plan for 1998 is set forth in the "Annual Compensation-Bonus" column of the Summary Compensation Table.

     The Monroeville Bank Performance Compensation Plan. The Monroeville Bank Performance Compensation Plan was designed to maximize long-term shareholder value by maximizing and balancing long-term profit and growth. After the budget is completed, senior management meets and sets goals for increases over the previous year for loan volume, deposit volume, net interest margin, non-interest income, loan losses and productivity. Each category is weighted depending on where management feels the need to place the most emphasis for that year. At the end of the year, if goals are exceeded compensation is paid to the officers and employees based on the weighted categories and the amount by which the goals are exceeded. All officers and employees receive the same percent of their gross annual salary. The amount awarded to the Chief Executive Officer and President of the Monroeville Bank under the Monroeville Bank's Incentive Compensation Plan for 1998 is set forth in the "Annual Compensation-Bonus" column of the Summary Compensation Table.

     The Demopolis Bank Bonus Plan. Each year, after a review of the Demopolis Bank's overall performance, the salary committee of the Demopolis Bank makes a recommendation to the Board of Directors to pay annual bonuses. All officers and full-time employees receive $600, and part-time employees receive a pro-rata share of $600, based on the number of hours worked.

     The Trust Company Incentive Compensation Plan. The Trust Company establishes annually a pool of funds equal to 15% of total trust officers' salaries. Each trust officer has the opportunity to earn an additional 15% of his or her annual base compensation, based upon (1) the financial performance of the company, (2) the individual performance of the officer in achieving his or her personal goals, and (3) evaluation of the individual officer by his or her supervisor. All officers are eligible to participate, exclusive of the Chief Executive Officer of the Trust Company, and payments are made in a lump sum at the end of each year.

     Stock Options. Stock options are South Alabama's and its subsidiaries' principal long-term incentive vehicle. The Committee believes that stock options not only motivate and reward executives for exceptional performance, but also align their goals more closely with those of the South Alabama stockholders by affording the recipients an opportunity for stock ownership in South Alabama. The stock option plan is designed to encourage a long-term perspective by providing a ten-year term, which includes a nine-year exercise period and a one-year period after the date of grant during which the option cannot be exercised.

     The number of options awarded to each officer generally is tied to the officer's level of responsibility, with the result that senior executive officers typically receive greater awards than other officers. The Committee takes into consideration previous grants to an individual officer as well as all other factors.

     The shares of the Common Stock covered by options awarded during 1998 to the Chief Executive Officer and the Chairman of South Alabama, to the Chief Executive Officer and President of the Monroeville Bank and to the Chief Executive Officer and President of the Brewton Bank are shown in the table entitled "Option Grants in Last Fiscal Year," and the options previously granted and outstanding at year-end are shown in the table entitled "Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values."

     Other Compensation. Additionally, South Alabama's subsidiaries maintain broad-based employee benefit plans, including pension plans and 401(k) savings and profit sharing plans, as described elsewhere in this document in the section entitled "Pension Plans." Officers of South Alabama participate in such plans on the same basis as other employees.

Chief Executive Compensation

     The Committee meets in executive sessions to review the Chief Executive Officer's salary and from time to time, but not necessarily annually, consults with salary administration firms and/or uses compensation surveys with respect to competitors' practices. Compensation of the Chief Executive Officer is determined in accordance with the same basic factors as described above for other executive officers.

     The 1998 base salary increase for the Chief Executive Officer was established after a review of market data from independent compensation surveys. The Committee is empowered to recommend to the Board the Chief Executive Officer's base salary in its discretion and without regard to particular factors. The Committee considered, however, that 1997 corporate earnings objectives had been exceeded. The Committee also considered the achievement of certain other strategic objectives, both financial and otherwise, under his leadership, including acceptable asset quality, capital ratios, liquidity ratios, interest rate margins and other financial goals.

     The 1998 bonus for the Chief Executive Officer for achieving the net income goal was $35,000, an amount equal to approximately 25% of his 1998 salary. In setting the amount of the bonus, the Committee considered the continued improvement in the financial performance of South Alabama during the year as well as the successful attainment of other non-financial related goals.

     The Committee also granted to the Chief Executive Officer options to purchase 11,250 shares of South Alabama Common Stock, as described in the table entitled "Option Grants in Last Fiscal Year."

     The members of the Committee are as follows: Stephen G. Crawford, James
P. Hayes, Jr., Clifton C. Inge and Thomas E. McMillan, Jr.


CERTAIN TRANSACTIONS AND MATTERS

     Some of the directors, executive officers, and nominees for election as directors of South Alabama, as well as firms and companies with which they are associated, are and have been customers of its subsidiary banks and as such have had banking transactions, including loans and commitments to loan, with subsidiary banks during 1998. These loans and commitments to loan, including loans and commitments outstanding at any time during the period, were made in the ordinary course of business on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of subsidiary bank management, did not involve more than the normal risk of collectibility or present other unfavorable factors.

     Stephen G. Crawford, a director and nominee, is a member of the law firm of Hand Arendall, L.L.C., which serves as counsel for South Alabama and the Mobile Bank. Broox G. Garrett, Jr., a director and nominee, is a partner in the law firm of Thompson, Garrett & Hines, L.L.P., which serves as counsel for the Brewton Bank. John B. Barnett, III, a director, executive officer and nominee, is a member of the law firm of Barnett, Bugg, Lee & Holzborn, L.L.C., which serves as counsel for the Monroeville Bank. Richard S. Manley, director and nominee, is a partner in the law firm of Manley, Traeger, Perry & Stapp, which serves as counsel for the Demopolis Bank.


AMENDMENT OF ARTICLES OF INCORPORATION TO INCREASE
THE AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has adopted a resolution to amend South Alabama's Articles of Incorporation to increase the number of authorized shares of Common Stock, $.01 par, from 10,000,000 shares to 20,000,000 shares. The Board has declared the change advisable and recommends that stockholders vote "FOR" the proposed amendment.

     South Alabama's Articles of Incorporation currently authorize issuance of 10,000,000 shares of Common Stock, $.01 par, and 500,000 shares of Preferred Stock, no par value. At March 24, 1999, 7,729,425 shares of Common Stock were outstanding, an additional 300,000 shares were allocated for issuance under the South Alabama Bancorporation 1993 Incentive Compensation Plan (the "1993 Plan"), and 18,750 shares were allocated for issuance under a previous stock option plan. As of March 24, 1999, there were no shares of Common Stock held as treasury stock. As of the same date no shares of Preferred Stock were outstanding. The Board of Directors is empowered, without further action by the stockholders, to issue the remaining authorized but unissued shares of Common Stock and to provide for the terms of and to issue the authorized but unissued shares of Preferred Stock. If the proposed amendment is approved by the stockholders, the Board of Directors will be empowered, without further action by the stockholders, to issue an additional 10,000,000 shares of Common Stock for such purposes and for such consideration as the Board may approve.
     Although South Alabama has no present intention of issuing additional shares of Common or Preferred Stock, except in connection with the Sweet Water merger and other than upon the exercise of options granted under the 1993 Plan and the previous stock option plan, the Board of Directors believes that the availability of increased shares of Common Stock will provide South Alabama with needed flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that may arise. South Alabama has sufficient authorized but unissued Common Stock to consummate the merger mentioned above and to fulfill its obligations under the 1993 Plan and the previous stock option plan without the approval of this proposed amendment. In the future, additional authorized shares of Common Stock would be available for general corporate purposes, including but not limited to possible issuances as stock dividends or stock splits, in future mergers or acquisitions, in a future public offering or private placement, or under a stock benefit plan. The Board of Directors does not intend to issue any additional shares of Capital Stock except on terms which the Board of Directors deems to be in the best interests of South Alabama and its shareholders. Although South Alabama currently has no specific plans, intentions, arrangements or understandings regarding specific acquisitions, except as mentioned above, South Alabama expects to consider acquisition opportunities as they become available in the future.

     The authorization of additional shares of Common Stock pursuant to this proposal will have no dilutive effect upon the proportionate voting power of the present shareholders of South Alabama. However, to the extent that shares are subsequently issued to persons other than the present shareholders of South Alabama, such issuance could have a dilutive effect on the earnings per share and voting power of present shareholders. If such dilutive effect on earnings per share occurs, South Alabama expects that any such dilutive effect would be relatively short in duration.

     In addition, although the issuance of shares of Common Stock in certain instances may have the effect of discouraging or preventing a hostile takeover, the Board of Directors does not intend or view the increase in authorized Common Stock as an anti-takeover measure. South Alabama is not aware of any proposed or contemplated transaction of this type, and this amendment to the Articles of Incorporation is not being recommended in response to any specific effort of which South Alabama is aware to obtain control of South Alabama.

     The holders of South Alabama's Common Stock have no preemptive rights to subscribe to any future issues of the Common Stock.

     The approval of the proposed amendment requires the affirmative vote of the holders of the majority of the outstanding shares of Common Stock.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THIS PROPOSED AMENDMENT.


AMENDMENT OF THE 1993 INCENTIVE COMPENSATION PLAN TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK IN THE PLAN

     The Board of Directors is seeking stockholder approval of an amendment to the South Alabama 1993 Incentive Compensation Plan (the "1993 Plan"). Certain information concerning this matter is set forth below. A copy of the 1993 Plan, as amended to date, and the proposed amendment thereto are reproduced as Appendix A and Appendix B, respectively, to this Proxy Statement. The descriptions of the 1993 Plan and its proposed amendment are qualified in their entirety by reference to Appendices A and B, respectively.

     The Board of Directors recommends a vote FOR approval of the amendment to the 1993 Plan under Item 3 on the proxy card. The affirmative vote of the holders of a majority of the outstanding shares of South Alabama present at the meeting, assuming a quorum is present, is required for approval of the amendment to the 1993 Plan. Proxies solicited by the Board of Directors will be voted FOR the approval of the proposed amendment to the 1993 Plan unless stockholders specify in their proxies a contrary choice.
Amendment to 1993 Plan

     The Board of Directors has adopted an amendment to the 1993 Plan, subject to approval of the stockholders. The amendment increases from 300,000 to 450,000 the total number of shares of South Alabama Common Stock which are subject to, reserved for and available for distribution under the 1993 Plan. In the absence of stockholder approval, the proposed amendment will not take effect.

Summary Description of the 1993 Plan

     The 1993 Plan provides for grants of stock options, stock appreciation rights and restricted stock awards. It was approved by the stockholders and put into operation in 1994. In 1997 the number of shares available under the 1993 Plan was increased from 150,000 to 200,000. Due to the 3 for 2 stock split in 1998, 300,000 shares of South Alabama Common Stock are currently subject to, reserved for and available for distribution under the 1993 Plan. The purpose of the 1993 Plan is to provide financial incentives to key employees who are in positions to make significant contributions for the long-term success of South Alabama and its subsidiaries. It is designed to attract individuals of outstanding ability and to encourage key employees to acquire a proprietary interest in South Alabama, to continue employment with South Alabama and its subsidiaries and to render superior performance during their employment. The 1993 Plan replaced the Stock Option Plan of Mobile National Corporation, pursuant to which no further options were issued once the 1993 Plan was approved by shareholders. In the event any right or grant under the 1993 Plan expires, terminates or is forfeited, the number of shares made subject to the expired or terminated option, grant or award shall again become available. As of March 24, 1999 the closing bid price per share of South Alabama Common Stock, as reported on NASDAQ, was $15.00.

     The 1993 Plan is administered by the Committee, none of the members of which are employees of South Alabama or any subsidiary and none of whom receive or have received within one year prior to service, any options, stock appreciation rights or restricted stock awards pursuant to the 1993 Plan or any other similar plan of South Alabama or its subsidiaries. The Committee is authorized to determine those key employees of South Alabama or its subsidiaries to whom any options or rights will be granted and the number of shares of South Alabama Common Stock to be subject to each such option or right, based upon the nature of the services rendered by the employee, the employee's potential contribution to the long-term success of South Alabama and/or one or more of its subsidiaries, and such other factors as the Committee in its discretion shall deem relevant. While the determination of key employees is within the discretion of the Committee, 23 persons were considered key employees at December 31, 1998.

     The 1993 Plan authorizes the Committee to grant (i) Incentive Stock Options ("ISOs) which are qualified to receive special federal tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) Supplemental Stock Options ("SSOs") which are not so qualified,
(iii) Stock Appreciation Rights ("SARs") in tandem with the grant of an SSO, and (iv) Restrictive Stock Awards ("RSAs") providing for an grant of stock under various restrictions, all as further described below. As of the date of the Proxy Statement, the Committee has granted ISOs covering 280,488 shares of South Alabama Common Stock, the only grants or awards under the 1993 Plan to date.

     The Board of Directors of South Alabama may, without further approval of stockholders, suspend, terminate or amend the 1993 Plan. However, no such amendment shall change: (i) the maximum aggregate number of shares of common stock available under the 1993 Plan, (ii) the option exercise price, (iii) the maximum period during which Options or SAR's may be exercised, (iv) the maximum amount which may be paid upon exercise of an SAR, (v) the termination date of the 1993 Plan to a later date, or (vi) the eligibility requirements for participation in the 1993 Plan in a material way. Notwithstanding the foregoing, the Committee may make adjustments in the number of shares of common stock available for issuance under the 1993 Plan and in the purchase price per share for the exercise of an Option thereunder to take into account the effect of any stock dividend, recapitalization, split-up, consolidation, share exchange, merger, other reorganization or sale of assets undertaken by South Alabama. This was done in 1998 in connection with the 3 for 2 stock split.

Stock Options

     Grants of all options, including both ISOs and SSOs, under the 1993 Plan are subject to a number of requirements, including the following: (i) each option shall be evidenced by an agreement containing terms and conditions consistent with the 1993 Plan, as the Committee shall determine; (ii) no option shall be granted under the 1993 Plan on or after the tenth anniversary of the date of adoption of the plan by the Board of Directors; (iii) no option shall be exercised prior to the expiration of one year after its grant date;
(iv) no option shall be transferable other than by will or the laws of descent and distribution; and (v) any such option shall terminate as provided in the agreement, but not later than the earlier of (a) three months after the grantee's retirement, (b) one year after the grantee ceases to be employed as a result of permanent disability or death, or (c) the date on which the grantee ceases to be employed for any other reason.

     In addition, options which are ISOs must meet the following requirements:
(i) the option price must be equal to the fair market value of a share of South Alabama Common Stock on the date of grant (or 110% of such fair market value with respect to any individual owning 10% or more of the combined voting power of all classes of stock of South Alabama); and (ii) the aggregate fair market value of the Common Stock, as determined on the date of grant, with respect to which ISOs are exercisable for the first time by any grantee during any calendar year shall not exceed $100,000.

Stock Appreciation Rights

     SARs may be granted in conjunction with any SSO with respect to each share of South Alabama Common Stock which may be purchased by the exercise of such SSO. Upon exercise of an SAR, South Alabama shall pay the amount by which the fair market value of a share of Common Stock on the date of exercise exceeds the fair market value of a share of Common Stock on the date of grant. An SAR may be paid in cash, in shares of Common Stock valued at fair market value on the date of exercise, or partly in cash and partly in such shares. SARs are exercisable when and to the extent the accompanying SSO is exercisable, expire simultaneously with the expiration or termination of such SSO, and may be transferred only when and under the same conditions as the accompanying SSO is transferrable. The number of SARs is reduced upon each exercise of the related SSO by the number of SARs which corresponds to the number of shares of Common Stock purchased pursuant to such exercise; conversely, exercise of an SAR results in a simultaneous corresponding reduction in the number of shares of Common Stock available for purchase under the related SSO.

Restricted Stock Awards

     RSAs may be granted by the Committee pursuant to a restricted stock agreement specifying the number of shares, covered by the RSA and including
(i) such restrictions, conditions and terms as the Committee may determine, including a requirement of continued employment for a specified period; (ii) a provision that shares awarded and the rights thereunder shall not be transferrable during the period of restriction as established by the Committee; (iii) a provision that the Common Stock so awarded shall bear an appropriate legend noting the restrictions upon transfer and may, in the discretion of the Committee, be deposited with South Alabama; and (iv) the terms and conditions upon which any restrictions placed upon the shares shall lapse. If a grantee of an RSA ceases to be employed by South Alabama or its subsidiaries by reason of death, disability or retirement, the Committee will determine the extent to which the restrictions shall be deemed to have lapsed by multiplying the number of shares subject to the award by a fraction, the numerator of which is the number of calendar months the grantee was employed during the restriction period and the denominator of which is the number of calendar months in the restriction period. If a grantee ceases to be employed by South Alabama for any other reason, the grantee shall be deemed not to have satisfied the restrictions imposed under the RSA unless the Committee determines otherwise in its sole discretion, in which event the extent to which the restrictions shall be deemed to hae lapses shall not exceed the amount determined in accordance with the preceding sentence.
Federal Tax Consequences of Options

     Under the provisions of Section 422 of the Code, an employee is not subject to federal income tax consequences either upon the grant or upon the exercise of an ISO. Gain or loss is recognized only upon the disposition of the stock acquired pursuant to the exercise of an ISO, and such gain or loss generally will constitute long-term capital gain. If the stock so acquired is disposed of within two years of the date the ISO is granted, or within one year of the exercise of the ISO, however, such disposition will constitute a "disqualifying disposition." In the event of a disqualifying disposition, the difference between the fair market value of the stock at the time of exercise and the exercise price will be included in ordinary income for the year in which such disposition takes place. In addition, upon exercise of an ISO the difference between the fair market value of the stock at the time of exercise and the exercise price is an item of tax preference for purposes of the alternative minimum tax applicable to individuals.

     South Alabama is not allowed any deduction with respect to an ISO, unless there is a disqualifying disposition.

     The grant of SSOs, or of the accompanying SARs, does not result in any federal income tax consequences for either the employee or South Alabama.
Upon exercise of an SSO, however, the optionee will realize ordinary income equal to the difference between the fair market value of the shares purchased determined as of the date of exercise and the price which the optionee pays for the shares. Upon exercise of an SAR, the optionee will realize ordinary income equal to the amount paid by South Alabama upon such exercise. South Alabama will be entitled to a deduction for federal income tax purposes equal to the amount which the optionee is required to include in income, subject to two conditions: (i) the amount taken into income by the employee must constitute "reasonable compensation" for federal income tax purposes; and (ii) South Alabama must withhold from employee's income in accordance with applicable treasury regulations. Any sale or exchange of shares acquired pursuant to the exercise of an SSO will result in long-term or short-term capital gain or loss to the optionee, depending upon whether the shares were held for the applicable holding period.

Plan Benefits

      The following table sets forth certain information for the calendar year 1998 concerning the benefits received by or allocated to the four executive officers named in the summary compensation table above, the executive officers of South Alabama as a group, directors who are not executive officers as a group and other employees as a group, under the 1993 Plan:

                           NEW PLAN BENEFITS
        SOUTH ALABAMA BANCORPORATION 1993 INCENTIVE COMPENSATION PLAN

                                  Dollar Value($)(1)
Name and Position                 5%          10%         Number of Units

W. Bibb Lamar, Jr.                $132,497    $362,129     11,250
   CEO, President and Director,
   South Alabama; CEO, Chairman
   and Director, Mobile Bank;
   Director, Trust Company

J. Stephen Nelson                 $ 88,330    $241,418      7,500
   Chairman and Director,
   South Alabama; Chairman and
   Director, Brewton Bank;
   Director, Trust Company

Haniel F. Croft                   $ 35,331    $ 96,564      3,000
   Director, South Alabama;
   CEO, President and Director,
   Monroeville Bank

W. Gaillard Bixler
   EVP and COO, South Alabama;    $ 35,331    $ 96,564      3,000
   CEO, President and Director,
   Brewton Bank

Current Executive Officers
as a Group                        $326,820    $893,239     27,750

Current Directors who are not
Executive Officers as a Group            0           0          0

Employees, including all current
Officers who are not Executive
Officers, as a Group              $253,157    $692,016     21,500


(1) Calculated by comparing the exercise price of such options and the market value of the shares of common stock subject to such options, assuming the market price of such shares increases by 5% and 10%, respectively, over the term of the options.

          APPOINTMENT OF AUDITORS

     The Board of Directors of South Alabama, on recommendation of the Audit Committee, engaged Arthur Andersen LLP as South Alabama's independent accountant and auditor beginning in 1995. The engagement was entered into on September 27, 1995. Arthur Andersen will have representatives present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.

          OTHER MATTERS

     Management currently does not know of any other matters to be presented at the meeting.

     If a Proxy in the form enclosed is executed properly and is returned, the shares represented thereby will be voted in accordance with the directions given in that Proxy. If no specific directions are given, the shares will be voted, subject to and in accordance with the provisions herein contained, "For" the Board of Directors' nominees in the election of directors, "For" the proposed amendment to the Articles of Incorporation and "For" the proposed amendment to the 1993 Incentive Compensation Plan. If any other matter is presented at the meeting, the shares will be voted in accordance with the recommendations of the Board of Directors. At any time prior to its exercise, a Proxy may be revoked by written notice or a subsequently dated Proxy delivered to the Secretary of South Alabama.

     Solicitation of proxies will be made initially by mail. In addition, proxies may be solicited in person, by telephone, and by telegraph by directors, officers, and other employees of South Alabama and its subsidiary banks. The cost of printing, assembling, and mailing this Proxy Statement and related material furnished to stockholders and all other expenses of solicitation, including the expenses of brokers, custodians, nominees, and other fiduciaries who, at the request of South Alabama, mail material to or otherwise communicate with beneficial owners of shares held by them, will be borne by South Alabama.

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum of the stockholders to take action at the meeting. Once a quorum is established, (i) directors must be elected by a plurality of the shares of Common Stock present, in person or by proxy, and (ii) any other action to be taken must be approved by a majority of the shares of Common Stock present, in person or by proxy. For voting purposes, abstentions and broker non-votes will in effect count as "no" votes.

     Stockholder proposals intended to be submitted for consideration at the 2000 Annual Meeting of the Stockholders of South Alabama must be submitted in writing to and received by the Secretary of South Alabama not later than December 15, 1999 to be included in South Alabama's Proxy Statement and form of Proxy relating to that meeting. The named proxies for the 2000 annual meeting will have discretionary voting authority with respect to any stockholder proposal not received in writing by February 28, 2000, and they will exercise their authority in accordance with the recommendations of South Alabama's Board of Directors.



                                  F. Michael Johnson
                                  Chief Financial Officer
                                  and Secretary




Enclosures
April 13, 1999



                                  APPENDIX A

                        SOUTH ALABAMA BANCORPORATION

                        1993 INCENTIVE COMPENSATION PLAN
                        (As amended through December 31, 1998)


                                  ARTICLE I
                        Purpose, Scope and Administration of the Plan

Section 1.1 Purpose.

     The purpose of the 1993 Incentive Compensation Plan (the "Plan") is to promote the long-term success of South Alabama Bancorporation and its Subsidiary Corporations by providing financial incentives to key employees who are in positions to make significant contributions toward such success. The Plan is designed to attract individuals of outstanding ability to employment with the Company and its Subsidiary Corporations and to encourage key employees to acquire a proprietary interest in the Company, to continue employment with the Company or its Subsidiary Corporations, and to render superior performance during such employment.

Section 1.2 Definitions.

     Unless the context clearly indicates otherwise, for purposes of this Plan, the following terms have the respective meanings as set forth below:

     (a) "Board of Directors" means the Board of Directors of South Alabama Bancorporation or any successor corporation.

     (b) "Code" means the Internal Revenue Code of 1986, as amended.

     (c) "Committee" means the Compensation Committee of the Board of Directors (or any successor committee thereto), which Committee shall be composed of not less than three members of the Board of Directors who are not employees of the Company or of any Subsidiary Corporation of the Company and who, at the time exercising of discretion in administering the Plan, do not receive, and have not received at any time within one year prior thereto, any Options, Stock Appreciation Rights, or Restricted Stock Awards pursuant to the Plan or any other plan of the Company or of any Subsidiary Corporation of the Company entitling the participants therein to acquire stock, restricted stock, stock options, or stock appreciation rights of the Company or of any Subsidiary Corporation of the Company, except for and excluding formula plans meeting the conditions of Rule 16b-3(c)(2)(ii) promulgated under the Securities Exchange Act of 1934.

     (d) "Common Stock" means the common stock of South Alabama
Bancorporation, or such other class of shares or other securities to which the provisions of the Plan may be applicable by reason of the operation of Section
5.1 hereof.

     (e) "Company" means South Alabama Bancorporation or any successor corporation.

     (f) "Fair Market Value" of a share of Common Stock on any particular date means the average between the closing bid and asked prices on the over-the-counter market, as determined by the Committee, for the business day next preceding the date of grant; or if no such prices shall have been reported for such preceding business day, the fair market value shall be determined in good faith by the Committee to comply with the provisions of Code Section 422(b)(4).

     (g) "Grant Date", as used with respect to a particular Option, Stock Appreciation Right, or Restricted Stock Award, means the date as of which such Option, Right, or Award is granted by the Committee pursuant to the Plan.

     (h) "Grantee" means the employee to whom an Option, Stock Appreciation Right, or Restricted Stock Award is granted by the Committee pursuant to the Plan.

     (i) "Incentive Stock Option" means an Option that qualifies as an incentive stock option as described in Section 422 of the Code.

     (j) "Option" means an option granted by the Committee pursuant to Article II to purchase shares of Common Stock, which shall be designated at the time of grant as either an Incentive Stock Option or a Supplemental Stock Option, as provided in Section 2.1 hereof.

     (k) "Option Agreement" means the agreement between the Company and a Grantee under which the Grantee is granted an Option or an Option and Stock Appreciation Right pursuant to the Plan.

     (1) "Option Period" means, (i) with respect to any Incentive Stock Option granted hereunder, the period beginning on the Grant Date and ending at such time not later than the tenth annual anniversary of the Grant Date, as the Committee, in its sole discretion, shall determine, and (ii) with respect to any Supplemental Stock Option or Stock Appreciation Right granted hereunder, the period beginning on the Grant Date and ending at such time not later than the tenth annual anniversary of the date on which the Supplemental Stock Option or Stock Appreciation Right may first be exercised, as the Committee, in its sole discretion, shall determine.

     (m) "Permanent Disability", as applied to a Grantee, means that the Grantee (1) has established to the satisfaction of the Committee that the Grantee is unable to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months (all within the meaning of Section 422(c)(6) and Section 22(e)(3) of the Code),and (2) has satisfied any requirement imposed by the Committee in regard to evidence of such disability.

     (n) "Plan" means the South Alabama Bancorporation 1993 Incentive Compensation Plan as set forth herein and as amended from time to time.

     (o) "Restricted Stock Agreement" means the agreement between the Company
and a Grantee under which the Grantee   is granted a Restricted Stock Award
pursuant to the Plan.

     (p) "Restricted Stock Award" means an award of Common Stock which is granted by the Committee pursuant to Article IV and which is restricted against sale or other transfer in a manner and for a specific period of time determined by the Committee.

     (q) "Restriction Period" means, with respect to any Restricted Stock Award granted hereunder, the period beginning on the Grant Date and ending at such time, but not sooner than the first annual anniversary of the Grant Date, as the Committee, in its sole discretion, shall determine.

     (r) "Retirement", as applied to a Grantee, means normal or early retirement as provided for in the applicable qualified pension plan of the Company and/or one or more of its Subsidiary Corporations; provided that a Grantee shall not be deemed to have retired if his employment is terminated by the Company because of negligence or malfeasance.

     (s) "Subsidiary Corporation" of the Company means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, within the meaning of Section 424(f) of the Code.

     (t) "Stock Appreciation Right" means a right granted pursuant to Article III hereof by the Committee, in conjunction with a Supplemental Stock Option, to receive payment equal to any increase in the Fair Market Value of a share of Common Stock from the Grant Date to the date of exercise of such right, in lieu of exercise of the Supplemental Stock Option for such share.

     (u) "Supplemental Stock Option" means any Option granted under this Plan, other than an Incentive Stock Option.
Section 1.3 Aggregate Limitation.

     (a) The aggregate number of shares of Common Stock with respect to which Options, Stock Appreciation Rights, and Restricted Stock Awards may be granted shall not exceed 300,000 shares of Common Stock, subject to adjustment in accordance with Section 5.1.

     (b) Any shares of Common Stock to be delivered by the Company upon the grant of Restricted Stock Awards or the exercise of Options or Stock Appreciation Rights shall, at the discretion of the Board of Directors, be issued from the Company's authorized but unissued shares of Common Stock or be transferred from any available treasury stock.

     (c) In the event that any Option or Stock Appreciation Right expires or otherwise terminates prior to being fully exercised, or any Restricted Stock Award as to which the Grantee received no benefits of ownership of the underlying Common Stock is forfeited, the Committee may grant new Options, Stock Appreciation Rights, and Restricted Stock Awards hereunder to any eligible Grantee for the shares with respect to which the expired or terminated Option or Stock Appreciation Right was not exercised or which were forfeited when the terms and conditions of the Restricted Stock Award were not satisfied.

Section 1.4 Administration of the Plan

     (a) The Plan shall be administered by the Committee, which shall have the authority:

     (1) To determine those key employees of the Company and/or its Subsidiary Corporations to whom, and the times at which, Options, Stock Appreciation Rights, and/or Restricted Stock Awards shall be granted and the number of shares of Common Stock to be subject to each such Option, Right, and/or Award, taking into consideration the nature of the services rendered by the particular employee, the employee's potential contribution to the long-term success of the Company and/or one or more of its Subsidiary Corporations and such other factors as the Committee in its discretion shall deem relevant;

     (2) To interpret and construe the provisions of the Plan and to establish rules and regulations relating to it;

     (3) To prescribe the terms and conditions of the Option Agreements for the grant of Options and Stock Appreciation Rights (which need not be identical) in accordance and consistent with the requirements of the Plan;

     (4) To prescribe the terms and conditions of the Restricted Stock Agreements (which need not be identical to the terms and conditions of any Option Agreements) in accordance and consistent with the requirements of the Plan; and

     (5) To make all other determinations necessary or advisable to administer the Plan in a proper and effective manner.

     (b) All decisions and determinations of the Committee in the administration of the Plan and in response to questions or other matters concerning the Plan or any Option, Stock Appreciation Right, or Restricted Stock Award shall be final, conclusive, and binding on all persons, including, without limitation, the Company, its Subsidiary Corporations, the shareholders and directors of the Company, and any persons having any interest in any Options, Stock Appreciation Rights, or Restricted Stock Awards which may be granted under the Plan.
     (c) The authority and power of the Committee hereunder is purely discretionary and shall not be deemed to be mandatory. No employee or class or group of employees shall have any right or privilege to demand or require the granting of any Option, Stock Appreciation Right, or Restricted Stock Award or the consideration thereof, at any time. All Options, Stock Appreciation Rights, and Restricted Stock Awards hereunder (if any) shall be granted in the absolute and unrestricted discretion of the Committee.

Section 1.5 Eligibility for Award.

     The Committee shall designate from time to time the key employees of the Company and/or one or more of its Subsidiary Corporations who are to be granted Options, Stock Appreciation Rights, and/or Restricted Stock Awards. In no event may a member of the Committee or any director who is not an employee of the Company or one of its Subsidiary Corporations be granted an Option, Stock Appreciation Right, or Restricted Stock Award under this Plan.

Section 1.6 Effective Date and Duration of Plan.

     This Plan shall become effective upon its adoption by the Board of Directors; provided, that any grant of Options, Stock Appreciation Rights, or Restricted Stock Awards under the Plan prior to approval of the Plan by the stockholders of the Company is subject to such stockholder approval within twelve months of adoption of the Plan by the Board of Directors. Unless previously terminated by the Board of Directors, the Plan (but not any then outstanding Options, Stock Appreciation Rights, or Restricted Stock Awards which have not yet expired or otherwise terminated) shall terminate on the tenth annual anniversary of its adoption by the Board of Directors.


ARTICLE II
Stock Options

Section 2.1 Grant of Options.

     (a) The Committee may from time to time, subject to the provisions of the Plan, grant Options to key employees under appropriate Option Agreements to purchase shares of Common Stock up to the aggregate number of shares of Common Stock set forth in Section 1.3(a).

     (b) The Committee may designate any Option which satisfies the requirements of Sections 2.2 and 2.3 hereof as an Incentive Stock Option and may designate any Option granted hereunder as a Supplemental Stock Option, or the Committee may designate a portion of an Option as an Incentive Stock Option (so long as the portion satisfies the requirements of Sections 2.2 and 2.3 hereof) and the remaining portion as a Supplemental Stock Option. Any portion of an Option that is not designated as an Incentive Stock Option shall be a Supplemental Stock Option. A Supplemental Stock Option must satisfy the requirements of Section 2.2 hereof, but shall not be subject to the requirements of Section 2.3.
Section 2.2 Option Requirements.

     (a) An Option shall be evidenced by an Option Agreement specifying the number of shares of Common Stock that may be purchased by its exercise and containing such other terms and conditions consistent with the Plan as the Committee shall determine to be applicable to that particular Option.


     (b) No Options shall be granted under the Plan on or after the tenth annual anniversary of the date upon which the Plan was adopted by the Board of Directors.

     (c) No Option may be exercised prior to the expiration of one year after its Grant Date.

     (d) An Option shall expire by its terms at the expiration of the Option Period and shall not be exercisable thereafter.

     (e) The Committee may provide in the Option Agreement for the expiration or termination of the Option prior to the expiration of the Option Period, upon the occurrence of any event specified by the Committee.

     (f) An Option shall not be transferable other than by will or the laws of descent and distribution and, during the Grantee's lifetime, an Option shall be exercisable only by the Grantee.

     (g) Each individual Grantee shall agree in writing at the time of the grant of any Option to continue in the employment of the Company (and/or one or more of its Subsidiary Corporations) for one (1) year after the date on which he was granted an Option (but neither the Company nor any of its Subsidiary Corporations shall have any obligation to retain any Grantee in its employment for any period).

     (h) A person electing to exercise an Option shall give written notice of such election to the Company, in such form as the Committee may require, accompanied by payment in the manner determined by the Committee, of the full purchase price of the shares of the Common Stock for which the election is made. Payment of the purchase price shall be made in cash or in such other form as the Committee may approve, including shares of Common Stock valued at their Fair Market Value on the date of exercise of the Option.

     (i) Notwithstanding the Option Period applicable to a Supplemental Stock Option granted hereunder, such Supplemental Stock Option, to the extent that it has not previously been exercised, shall terminate upon the earliest to occur of (1) the expiration of the applicable Option Period as set forth in the Option Agreement granting such Supplemental Stock, (2) the expiration of the three months after the Grantee's Retirement, (3) the expiration of one year after the Grantee ceases to be employed by the Company or any of its Subsidiary Corporations due to Permanent Disability, (4) the expiration of one year after the Grantee ceases to be employed by the Company or any of its Subsidiary Corporations due to the death of the Grantee, or (5) the date the Grantee ceases to be employed by the Company or any of its Subsidiary Corporations for any reason other than Retirement, Permanent Disability, or death.

     (j) The exercise of any number of Stock Appreciation Rights granted under an Option Agreement shall result in a simultaneous corresponding reduction in the number of shares of Common Stock then available for purchase by exercise of the related Supplemental Stock Option.

Section 2.3 Incentive Stock Option Requirements

     (a) An Option designated by the Committee as an Incentive Stock Option is intended to qualify as an "incentive stock option" within the meaning of subsection (b) of Section 422 of the Code and shall satisfy, in addition to the conditions of Section 2.2 above, the conditions set forth in this Section 2.3.

     (b) The option price per share of Common Stock shall be equal to the Fair Market Value of a share of Common Stock on the Grant Date, except as provided in paragraph (c) immediately below.

     (c) An Incentive Stock Option shall not be granted to an individual who, on the Grant Date, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any of its Subsidiary Corporations, unless the Committee provides in the Option Agreement with any such individual that the option price per share of Common Stock will not be less than 110% of the Fair Market Value of a share of Common Stock on the Grant Date and the Option Period will not extend beyond five years from the Grant Date.

     (d) The aggregate Fair Market Value, determined on the Grant Date, of the shares of the Common Stock with respect to which incentive stock options are exercisable for the first time by any Grantee during any calendar year under the Plan or under any other plan of the Company shall not exceed $100,000.

     (e) Notwithstanding the Option Period applicable to an Incentive Stock Option granted hereunder, such Incentive Stock Option, to the extent that it has not been previously exercised, shall terminate upon the earliest to occur of (1) the expiration of the applicable Option Period as set forth in the Option Agreement granting such Incentive Stock Option, (2) the expiration of three months after the Grantee's Retirement, (3) the expiration of one year after the Grantee ceases to be employed by the Company or any of its Subsidiary Corporations due to Permanent Disability, (4) the expiration of one year after the Grantee ceases to be employed by the Company or any of its Subsidiary Corporations due to the death of the Grantee, or (5) the date the Grantee ceases to be employed by the Company or any of its Subsidiary Corporations for any reason other than Retirement, Permanent Disability or death.


ARTICLE III
Stock Appreciation Rights

Section 3.1 Grant of Rights.

     (a) In conjunction with any Supplemental Stock Option granted hereunder, the Committee may, in its discretion, grant a Stock Appreciation Right with respect to each share of Common Stock which may be purchased by the exercise of such Supplemental Stock Option.

     (b) Upon exercise of a Stock Appreciation Right the Company shall pay the amount by which the Fair Market Value of a share of Common Stock on the date of exercise exceeds the Fair Market Value of a share of Common Stock on the Grant Date, but only to the extent that such amount does not exceed 200% of the Fair Market Value of a share of Common Stock on the Grant Date. A Stock Appreciation Right may not be exercised unless the Fair Market Value of a share of Common Stock on the date of exercise exceeds the Fair Market Value of a share of Common Stock on the Grant Date.

     (c) Payment upon exercise of a Stock Appreciation Right may be made, in the discretion of the Committee, in (1) cash, (2) in shares of Common Stock valued at Fair Market Value on the date of exercise, or (3) partly in cash and partly in shares of Common Stock.

Section 3.2 Rights Requirements.

     (a) Stock Appreciation Rights shall be granted under and evidenced by the Option Agreement under which the related Supplemental Stock Option is granted, containing such terms and conditions consistent with the Plan as the Committee shall determine, and shall be exercisable to the extent allowed under such terms and conditions.

     (b) Stock Appreciation Rights granted in relation to a Supplemental Stock Option (1) shall be exercisable only to the extent and only when the Option is exercisable, (2) shall expire or otherwise terminate simultaneously with the expiration or termination of the related Supplemental Stock Option, (3) shall be transferable only when the related Supplemental Stock Option is transferable and under the same conditions, (4) shall be exercised by the Grantee giving written notice of such exercise to the Company, in such form as the Committee may require, and (5) shall be reduced upon each exercise of the related Supplemental Stock Option by the number of Stock Appreciation Rights which corresponds to the number of shares of Common Stock purchased pursuant to such exercise.

ARTICLE IV
Restricted Stock Award

Section 4.1 Grant of Awards

The Committee may, from time to time, subject to the provisions of the Plan, grant Restricted Stock Awards to key employees under appropriate Restricted Stock Agreements.

Section 4.2 Award Requirements.

     (a) An award shall be evidenced by a Restricted Stock Agreement specifying the number of shares of Common Stock that are awarded and containing such terms and conditions consistent with the Plan as the Committee shall determine to be applicable to that particular award, which agreement shall contain in substance the following terms and conditions:

     (1) Shares awarded pursuant to Restricted Stock Awards shall be subject to such conditions, terms, and restrictions (including, for example, continuation of employment by the Company or any of its Subsidiary Corporations in the same or in a higher level position) and for such Restriction Period or Periods as may be determined by the Committee.

     (2) Shares awarded, and the right to vote such shares and to receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered, except as herein provided, during the Restriction Period applicable to such shares; provided, that the Grantee awarded Restricted Stock shall have the right to execute a proxy to vote the Restricted Stock. Notwithstanding the foregoing, and except as otherwise provided in the Plan, a Grantee awarded Restricted Stock shall have all the other rights of a stockholder, including the right to receive dividends and the right to vote such shares.

     (3) Each certificate issued in respect of Common Stock awarded to a Grantee shall be deposited with the Company, or its designee, or in the Committee's discretion delivered to the Grantee, and shall bear an appropriate legend noting the existence of restrictions upon the transfer of such Common Stock.

     (4) Each Restricted Stock Agreement shall specify the terms and conditions upon which any restrictions upon shares awarded under the Plan shall lapse, as determined by the Committee (including, for example, employment by the Company or any of its Subsidiary Corporations in the same or a higher level position at the end of the Restriction Period or occurrence of change in control, as defined by the Committee from time to time, during the Restriction Period). Upon lapse of such restrictions, shares of Common Stock free of any restrictive legend, other than as may be required under
Article V hereof, shall be issued and delivered to the Grantee or his legal representative.
     (b) If a Grantee ceases to be employed by the Company or any of its Subsidiary Corporations during a Restriction Period as a result of Retirement, Permanent Disability, or death, the extent to which restrictions shall be deemed to have lapsed shall be determined by the Committee by multiplying the amount of the Restricted Stock Award by a fraction, the numerator of which is the full number of calendar months such Grantee was employed during the Restriction Period and the denominator of which is the total number of full calendar months in the Restriction Period. If a Grantee ceases to be employed by the Company or any of its Subsidiary Corporations for any reason other than as described in the preceding sentence, the Grantee shall be deemed not to have satisfied the restrictions associated with the Restricted Stock Award unless the Committee determines otherwise in its sole discretion (in which event the extent to which restrictions will be deemed to have lapsed shall not exceed the amount determined pursuant to the preceding sentence).



ARTICLE V
General Provisions

Section 5.1 Adjustment Provisions

     (a) Subject to paragraph (b) below, in the event of (1) any dividend payable in shares of Common Stock; (2) any recapitalization, reclassification, split-up, or consolidation of, or other change in, the Common Stock; or (3) any exchange of the outstanding shares of Common Stock, in connection with a merger, consolidation, or other Reorganization of or involving South Alabama Bancorporation or a sale by South Alabama Bancorporation of all or a portion of its assets, for a different number or class of shares of stock or other securities of South Alabama Bancorporation or shares of the stock or other securities of any other corporation; then the Committee shad, in such manner as it shall determine in its sole discretion, appropriately adjust the number and class of shares or other securities which shall be subject to Options, Stock Appreciation Rights, and Restricted Stock Awards and/or the purchase price per share which must be paid thereafter upon exercise of any Option and which will be used to determine the amount which any Grantee would receive upon exercise thereafter of Stock Appreciation Rights. Any such adjustment made by the Committee shall be final, conclusive, and binding upon ad persons, including, without limitation, the Company, its Subsidiary Corporations, the shareholders and directors of the Company, and any persons having any interest in any Options, Stock Appreciation Rights, or Restricted Stock Awards which may be granted under the Plan.

     (b) Subject to any required action by the shareholders, if the Company shall be the surviving or resulting corporation in any merger, consolidation, or other Reorganization, any Option, Stock Appreciation Right, or Restricted Stock Award granted hereunder shall pertain to and apply to the securities to which a holder of the number of shares of common stock subject to the Option, Stock Appreciation Right, or Restricted Stock Award would be entitled on the effective date of such merger or consolidation; but a dissolution or complete liquidation of the Company ora merger, consolidation or other Reorganization in which the Company is not the surviving or resulting corporation, shall cause every Option, Stock Appreciation Right, and Restricted Stock Award outstanding hereunder to terminate on the effective date of such dissolution, complete liquidation, merger, consolidation, or other Reorganization; provided, however, that the Company shall give not less than thirty (30) days' written notice prior to the effective date of the said transaction to each Grantee, who shall have the right to exercise his Option, Stock Appreciation Right, and/or Restricted Stock Award during the thirty (30) day period immediately preceding such effective date, as to all or any part of the shares covered thereby, including, without limitation, shares as to which such Option, Stock Appreciation Right, and/or Restricted Stock Award would not otherwise be exercisable by reason of an insufficient lapse of time or that the measuring year for the performance requirement had not then elapsed (anything contained hereinabove to the contrary notwithstanding); and except that the surviving or resulting bank, banking association, bank holding company, or corporation may assume such Option, Stock Appreciation Right, and/or Restricted Stock Award or tender an option or options to purchase its shares on its terms and conditions, both as to the number of shares and otherwise, and/or may tender such stock appreciation rights and/or restricted stock awards as it deems appropriate, an in its absolute and uncontrolled discretion.

     (c) The term "Reorganization" as used in this Section means and refers to any statutory merger, statutory consolidation, sale of all or substantially all of the assets of the Company or its Corporate Subsidiaries, or sale of securities of the Company or its Corporate Subsidiaries pursuant to which the Company or its Corporate Subsidiaries becomes a subsidiary of and controlled by, another corporation or is not the surviving or resulting corporation, all after the effective date of the Reorganization.

     (d) Except as provided in paragraph (a) immediately above, issuance by the Company of shares of stock of any class of securities convertible into shares of stock of any class shall not affect the Options, Stock Appreciation Rights, or Restricted Stock Awards.


Section 5.2 Additional Conditions.

     Any shares of Common Stock issued or transferred under any provision of the Plan may be issued or transferred subject to such conditions, in addition to those specifically provided in the Plan, as the Committee or the Company may impose.

Section 5.3 No Rights as Shareholder or to Employment.

     No Grantee or any other person authorized to purchase Common Stock upon exercise of an Option shall have any interest in or shareholder rights with respect to any shares of the Common Stock which are subject to any Option or Stock Appreciation Rights until such shares have been issued and delivered to the Grantee or any such person pursuant to the exercise of such Option. Furthermore, the Plan shall not confer upon any Grantee any rights of employment with the Company or one of its Subsidiary Corporations, including without limitation any right to continue in the employ of the Company or one of its Subsidiary Corporations, or affect the right of the Company or one of its Subsidiary Corporations to terminate the employment of a Grantee at any time, with or without cause.

Section 5.4 General Restrictions.

     Each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (a) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (b)the consent or approval of any government regulatory body, or agreement by the recipient of any award with respect to the disposition of shares of Common Stock, is necessary or desirable as a condition of, or in connection with, the granting of such award or the issue or purchase of shares of Common Stock thereunder, such award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval, or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee. A participant shall agree, as a condition of receiving any award under the Plan, to execute any documents, make any representations, agree to restrictions on stock transferability, and take any actions which in the opinion of legal counsel to the Company are required by any applicable law, ruling, or regulation. The Company is in no event obligated to register any such shares, to comply with any exemption from registration requirements or to take any other action which may be required to order to permit, or to remedy or remove any prohibition or limitation on, the issuance or sale of such shares to any Grantee or other authorized person.

Section 5.5 Conflict with Applicable Law.

     With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 (the "1934 Act"), transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

Section 5.6 Rights Unaffected.

     The existence of the Options, Stock Appreciation Rights, and Restricted Stock Awards shall not affect: (1) the right or power of the Company or its shareholders to make adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure or its business; (2) any issue of bonds, debentures, preferred or prior preference stocks affecting the Common Stock or the rights thereof; (3) the dissolution or liquidation of the Company or any of its Subsidiary Corporations, or the sale or transfer of any part of all of the assets or business of the Company or any of its Subsidiary Corporations; or (4) any other corporate act, whether of a similar character or otherwise.


Section 5.7 Withholding Taxes

     As a condition of exercise of an Option or Stock Appreciation Right or grant of a Restricted Stock Award, the Company may, in its sole discretion, withhold or require the Grantee to pay or reimburse the Company for any taxes which the Company determines are required to be withheld in connection with the grant of a Restricted Stock Award or any exercise of an Option or Stock Appreciation Right.

Section 5.8 Choice of Law.

     The validity, interpretation, and administration of the Plan and of any rules, regulations, determinations, or decisions made thereunder, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with the laws of the State of Alabama.

     Without limiting the generality of the foregoing, the period within which any action in connection with the Plan must be commenced shall be governed by the laws of the State of Alabama, without regard to the place where the act or omissions complained of took place, the residence of any party to such action or the place where the action may be brought or maintained.

5.9 Amendment, Suspension and Termination of Plan.

     The Plan may, from time to time, be terminated, suspended, or amended by the Board of Directors in such respects as it shall deem advisable including, without limitation, in order that the Incentive Stock Options granted hereunder shall be "incentive stock options" as such term is defined in
Section 422 of the Code, or to conform to any change in any law or regulation governing same or in any other respect; provided, however, that no such amendment shall change the following:
     (a) The maximum aggregate number of shares for which Options, Stock Appreciation Rights, and Restricted Stock Awards may be granted under the Plan, except as required under any adjustment pursuant to Section 5.1 hereof;

     (b) The Option exercise price, with the exception of any change in such price required as a result of any adjustment pursuant to Section 5.1 hereof and with the further exception of changes in determining the Fair Market Value of shares of Common Stock to conform with any then applicable provision of the Code or regulations promulgated thereunder;

     (c) The maximum period during which Options or Stock Appreciation Rights may be exercised;

     (d) The maximum amount which may be paid upon exercise of a Stock Appreciation Right;

     (e) The termination date of the Plan in any manner which would extend such date; or

     (f) The requirements as to eligibility for participation in the Plan in any material respect.

     Notwithstanding any other provision herein contained, the Plan shall terminate and all Options, Stock Appreciation Rights, and Restricted Stock Awards previously granted shall terminate, in the event and on the date of liquidation or dissolution of the Company unless such dissolution or liquidation occurs in connection with a merger, consolidation or reorganization of the Company to which Section 5.1 hereof applies.




APPENDIX B

AMENDMENT NUMBER TWO

TO SOUTH ALABAMA BANCORPORATION

1993 INCENTIVE COMPENSATION PLAN



     The South Alabama Bancorporation 1993 Incentive Compensation Plan (the "Plan") is hereby amended and modified as follows:

     1. Section 1.3(a) is deleted in its entirety, and the following is substituted in lieu thereof:

     "The aggregate number of shares of Common Stock with respect to which Options, Stock Appreciation Rights, and Restricted Stock Awards may be granted shall not exceed 450,000 shares of Common Stock, subject to adjustment in accordance with Section 5.1."

     Except to the extent modified by the foregoing, the Plan shall remain in full force and effect as originally adopted.

     IN WITNESS WHEREOF, the undersigned has caused this Amendment to be
executed by its duly authorized officer this        day of
    , 1999.



                                South Alabama Bancorporation, Inc.





                                By: W. Bibb Lamar, Jr.
                                President and Chief Executive Officer